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                                                                   EXHIBIT 10.48

                        SEPARATION AND RELEASE AGREEMENT

      This Separation and Release Agreement ("Agreement") is entered into as of November 15, 1999 by and between Nextera Enterprises, Inc., a Delaware corporation ("Nextera") and Gresham T. Brebach, Jr. (the "Executive").

                                    RECITALS

      WHEREAS, Executive was employed by Nextera as President and Chief Executive Officer pursuant to a written employment agreement between Executive and Education Technology Consulting Holding, L.L.C. effective as of March 3, 1997 (the "Employment Agreement") until he was terminated by Nextera without cause effective October 28, 1999 (the "Termination Date"); and

      WHEREAS, Executive continues to serve on the Board of Directors of Nextera and as a director of Nextera's subsidiaries; and

      WHEREAS, Executive wishes voluntarily to resign from the Board of Directors of Nextera, and from his other director positions with Nextera's subsidiaries; and

      WHEREAS, Nextera and Executive (together, "the Parties") mutually desire fully and finally to settle any and all disputes arising from the termination of Executive's employment;

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

         1. Separation Payments and Benefits.

            a. Pursuant to Section 13.3 of the Employment Agreement, Nextera will pay to the Executive his current base salary, on Nextera's normal payroll schedule, and subject to all applicable withholding, through March 3, 2000 (the "End of the Employment Term"). Nextera will pay Executive for any accrued, unused vacation through the Termination Date.

            b. Nextera shall reimburse Executive for any business expenses incurred prior to the Termination Date to which Executive is entitled to reimbursement under Section 9 of the Employment Agreement, including without limitation such expenses related to planning the Nextera Christmas party.

            c. Executive acknowledges and agrees that he is not entitled to the guaranteed bonus described in Section 7.2 of the Employment Agreement subsequent to the Termination Date, and that excepting his vacation pay and post-Termination Date base salary referred to in subparagraph 1(a), and unreimbursed expenses (if any) referred to in subparagraph 1(b), as of the date of this Agreement he has received all monies, bonuses, commissions, and other compensation or perquisites he earned or was due during his employment by Nextera.

            d. Nextera will pay the full cost for maintaining (i) the Executive's existing life insurance coverage, and (ii) existing group medical and dental coverage through COBRA for Executive and his eligible dependents (except to the extent any one or more of such plans may be modified by Nextera for its employees generally) through the earlier to occur of (x) the End of the Employment Term or (y) the date upon which the Executive has commenced full time employment with another employer and has qualified for comparable coverage under the benefit plans of such employer.
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            e. Except as expressly provided for in this Agreement, Executive's entitlement to benefits from Nextera, and eligibility to participate in Nextera's benefit plans, shall cease on the End of the Employment Term, except to the extent that the Executive has conversion or continuation rights pursuant to the relevant plan documents or is eligible to and chooses to continue his medical and dental coverage at his expense pursuant to COBRA.

         2. Additional Payments and Benefits.

            Executive acknowledges and agrees that his execution of this Agreement and the expiration of the revocation period set forth in paragraph 6 below are conditions precedent to his entitlement to receive the additional payments and benefits described below:

            a. Nextera will pay to the Executive a bonus in the amount of $94,000, in lieu of any bonus compensation to which the Executive would have been entitled had the Executive continued to be employed by Nextera through December 31, 1999 pursuant to Section 7.3 of the Employment Agreement; such bonus shall be paid within five (5) days of the expiration of the revocation period set forth in paragraph 6 below.

            b. Nextera will promptly reimburse Executive for carrying costs not to exceed $6,000 per month on Executive's Beverly Hills, California condominium (the "Condo") for 120 days after the Termination Date or until Executive closes escrow on the sale of the Condo, whichever occurs first. Executive shall use his best efforts to list and sell the Condo as promptly as reasonably practicable. Upon close of escrow, Nextera will reimburse Executive for brokerage commissions for such sale not exceeding six percent (6%) of the purchase price. Any net proceeds of such sale shall belong to Executive.

            c. Nextera will use its best efforts promptly to amend the Stockholders Agreement dated August 31, 1998, as amended, and any other applicable agreements, to permit Executive's transfer or sale of his Nextera shares; provided, however, that Executive shall remain subject to the IPO lockup restrictions to the extent applicable.

            d. Executive's indebtedness to Nextera in the current amount of approximately $358,134, as evidenced in the Note dated January 2, 1998 shall be deemed repaid and Executive hereby relinquishes all his rights and interest under any and all Debentures issued by Nextera with an original maturity date of May 1, 2002.

            e. Executive shall be allowed to keep up to two (2) laptop computers furnished by and belonging to Nextera. Executive shall promptly return all other office equipment or other property purchased by Nextera for his use.

            f. Nextera will use its best efforts to transfer Executive's existing disability insurance policy to Executive at Executive's sole expense.

         3. Resignation from Board of Directors.

            Effective as of the date of this Agreement, Executive hereby resigns from the Board of Directors of Nextera and from all other director positions held by the Executive with Nextera or any of its subsidiaries. Executive agrees to execute any documentation necessary to effectuate such resignations, provided that such documentation is reasonably acceptable to the Parties.

         4. Release of Claims.

            a. By Executive. In consideration for Nextera's agreement to provide the additional payments and benefits set forth in paragraph 2, the adequacy of which is hereby acknowledged, Executive, on behalf of himself and his heirs, executors, administrators, successors, agents, and assigns, agrees to release fully and without limitation and forever discharge Nextera and each of its respective shareholders, parents, owners, subsidiaries, divisions, officers, directors, agents, employees, consultants, insurers, representatives, lawyers, affiliates, predecessors, successors and assigns, employee welfare benefit plans and pension, profit-sharing or deferred compensation plans under Section 401 of the Internal Revenue Code of 1986, as amended, and their trustees,
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administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them ("Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, in law or in equity ("Claims"), which Executive may have, or now claim to have against, or in the future claim from the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive's recruitment, hire, employment, benefits, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; and/or benefits from any employee stock ownership, stock option, pension, profit-sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1986, as amended) or separation by Nextera, or any contract, agreement, or compensation arrangement between Executive and the Releasees, or any of them, including without limitation the Employment Agreement. Without limiting the generality of the foregoing, the Parties acknowledge and agree that the Employment Agreement shall be of no further force and effect after the date hereof, and that Executive shall not be entitled to any salary, bonus compensation or other benefits under the Employment Agreement except as expressly set forth in paragraphs 1 and 2 of this Agreement.

            As part of this Agreement, Executive expressly waives any Claims arising out of any federal, state or other governmental statute, regulation or ordinance, including, without limitations: (1) Title VII of the Civil Rights Act of 1964, as amended; (2) the Equal Pay Act, as amended; (3) the Age Discrimination in Employment Act, as amended; (4) the Family and Medical Leave Act of 1993; (5) the California Fair Employment and Housing Act of 1993, as amended; (6) the California Labor Code (including but not limited to Section
970); (7) the Fair Labor Standards Act, as amended; (8) the federal and state wage and hour laws; (9) the Americans With Disabilities Act, as amended; (10) the Employee Retirement Income Security Act of 1974, as amended; (11) the California Family Rights Act; (12) the Worker Adjustment and Retraining Notification Act; (13) the California common law of fraud, misrepresentation, negligence, defamation, infliction of emotional distress, breach of contract, or wrongful termination; (14) Executive Order 11246; (15) Executive Order 11141;
(16) the Rehabilitation Act of 1973, including sections 503 and 504; and/or (17) any other local, state or federal law, rule, or regulation governing employment, discrimination in employment or the payment of wages and benefits. This Agreement does not include waiver of (1) any rights or Claims which may arise after the date hereof, (2) any rights or Claims arising from breach of this Agreement, and (3) Executive's right to indemnification as an officer or director of Nextera, as determined by applicable law.

            Notwithstanding anything to the contrary contained in this Agreement, Executive shall retain any vested benefits to which Executive may be entitled under Nextera's 401k Retirement Savings Plan as of the Termination Date.

            This Agreement shall not affect Executive's ownership of or rights in shares of common stock of Nextera or Knowledge Universe, L.L.C. (or its subsidiaries and affiliates) as to which Executive was the holder of record (or an option holder) on the Termination Date; provided, however, that Executive relinquishes and waives his right to purchase any equity interest in Nextera or its predecessors pursuant to Section 7.4 of the Employment Agreement.

            b. By Nextera. Nextera, on behalf of itself and its successors, shareholders, subsidiaries, corporate affiliates, agents, and assigns agrees to release fully and without limitation and forever discharge Executive and his heirs, executors, administrators, successors, agents, and assigns, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, fixed or contingent, in law or in equity, that are known to the Board of Directors of Nextera (other than Executive) as of the effective date of this Agreement. The claims released herein include, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to Executive's recruitment, hire, employment, benefits, remuneration or separation by Nextera, or any contract, agreement, or compensation arrangement between Executive and the Releasees, or any of them, including without limitation the Employment Agreement.
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         5. Knowing and Voluntary Waiver of Unknown Claims by Executive.

         Executive understands that California law includes Civil Code Section 1542 which says that releases usually do not apply to certain unknown claims. Specifically, Section 1542 of the California Civil Code states as follows:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

With full awareness and understanding of the above provisions, Executive hereby waives any rights he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release Releasees from claims which he does not presently know or suspect to exist at this time.

         6. Older Workers Benefit Protection Act.

         In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that:

            a. This Agreement includes a waiver and release of Executive's claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.

            b. Executive has the right to consult with an attorney before signing this Agreement.

            c. Executive has twenty-one (21) days from November 15, 1999 to consider this Agreement but he may waive that period by signing it earlier.

            d. Executive has seven (7) days after signing this Agreement to revoke this Agreement and with the exception of paragraph 3 this Agreement will not be effective until that revocation period has expired. Written notice of revocation must be delivered in person to Nextera Enterprises, Inc., c/o Richard
V. Sandler, Maron & Sandler, 844 Moraga Drive, Los Angeles, CA 90049. If Executive revokes this Agreement, Executive will not receive the payments and benefits described in paragraph 2 of this Agreement.

         7. Cooperation.

            a. Until the End of the Employment Term and for a period of two (2) years thereafter, Executive agrees to cooperate fully with Nextera (including its Board of Directors and any special committees of the Board) and its counsel or accountants in any financial audits or internal investigation involving securities, financial or accounting matters, and in its defense, assertion, prosecution, or other participation in, any administrative, judicial, or other proceeding, claim, or dispute relating to the period during which Executive was engaged in employment with Nextera. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive's business and personal obligations at the time. Nextera shall pay Executive's reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, provided such expenses are documented and approved in advance. Except as otherwise required by applicable law or regulation, Executive further agrees not to disparage or otherwise publish or communicate negative statements or opinions about Nextera, its officers, directors, shareholders, parents, subsidiaries or affiliates in any way. Except as required by law or authorized in advance by the Board of Directors, Executive shall not communicate, directly or indirectly, with shareholders of Nextera or their representatives concerning the management of Nextera, the operations of Nextera, or the financial status of Nextera. Executive shall take no action detrimental to the interests of Nextera or its management.

            b. Except as otherwise required by applicable law or regulation, Nextera will not disparage or otherwise publish or communicate negative statements about Executive to any third person. Nextera will not make any derogatory statements about Executive to any prospective employer.
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         8. Indemnification.

         Nextera shall, to the maximum extent permitted by law, indemnify, defend, and hold Executive harmless for all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorneys' fees, that Executive shall incur or suffer that arise from, result from, or relate to the discharge of Executive's duties under the Employment Agreement or as a consultant under this Agreement, except to the extent that Executive has acted in bad faith or shall be guilty of willful misconduct, fraud, gross negligence or a wrongful taking.

         9. Non-Admission of Liability.

         Executive and Nextera agree that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability by either Executive of Nextera.

         10. Encouragement to Consult with Attorney; Tax Consequences.

         Executive has the right to consult with an attorney and is encouraged to do so before signing this Agreement. Executive understands that whether or not to do so is Executive's decision and if it is done, it is done at Executive's expense. Executive further acknowledges that the benefits provided in this Agreement may have tax consequences, that Nextera has not provided any tax advice, and that Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences.

         11. Confidential Arbitration.

         The Parties agree that any and all disputes, controversies or claims based on, arising out of, or relating to this Agreement, or the alleged breach thereof, shall be submitted to final and binding arbitration. Such arbitration proceeding shall be conducted confidentially and under seal. The arbitration shall take place in the county of Los Angeles, and may be compelled and enforced according to the California Arbitration Act (Code of Civil Procedure
Sections 1280 et seq.). Unless the Parties mutually agree otherwise, the arbitration shall be conducted before the American Arbitration Association, according to its Employment Dispute Resolution Rules. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the Parties. Arbitration shall be initiated in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.

         12. Proprietary Information and Return of Documents.

         Upon the Separation Date, Executive shall promptly return to Nextera the original and all copies of all accounts, notes, data, sketches, drawings, reports, studies and other documents and records, materials and physical items of any kind, which are the property of Nextera or which relate in any way to the business, products, practices or techniques of Nextera. Executive further agrees that he will not disclose to any person or use for his own account any such information, observations or data, or Nextera's trade secrets, including without limitation information relating to intellectual property, patents, trademarks, trade secrets, supplier lists, customer lists, pricing or cost data, bidding procedures, marketing studies, business plans, sales projections, product research and development, strategic plans, consultant reports, customer surveys, financing techniques and sources, and non-public financial information, without the prior written consent of the Board of Directors, Chairman, or Chief Executive Officer of Nextera. Executive shall hold all such information in trust and confidence for Nextera and shall not use or disclose any such information, and shall be liable for damages incurred by Nextera as a result of any disclosure of such information by Executive. Executive acknowledges that any unauthorized use or misuse of the above described confidential, proprietary or trade secret information will cause irreparable harm to Nextera and will give rise to an immediate action by Nextera for injunctive relief.

         13. Non-Solicitation.

            a. Until the End of the Employment Term and for a period of two (2) years thereafter, Executive agrees that he will not directly or indirectly (whether as an employee, director, owner, stockholder, consultant, limited or general partner, or otherwise), for himself or for any other person or entity:
(i) solicit, induce or entice, or
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attempt to solicit, induce, or entice, any person who is (or was within the prior ninety (90) days) an employee of Nextera to terminate such employment relationship or to become employed by any other person, firm or entity; or (ii) solicit, induce or entice, or attempt to solicit, induce, or entice, any customer of Nextera to purchase from another person or entity products or services of the type then marketed by Nextera.

                  b. Executive acknowledges that any unauthorized solicitation or diversion of Nextera's employees or customers in violation of paragraph 13 of this Agreement will result in irreparable harm to Nextera and will give rise to an immediate action by Nextera for injunctive relief.

         14. No Adequate Remedy at Law.

            a. Equitable Relief. In the event that Executive shall breach any of the provisions of paragraphs 12 or 13 hereof, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to Nextera in law or in equity, Nextera shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of such paragraphs. Executive acknowledges that it is impossible to measure in money the damages that Nextera will sustain in the event that Executive breaches or threatens to breach any of the provisions of such paragraphs and, in the event that Nextera shall institute any action or proceeding to enforce those provisions seeking injunctive relief, Executive hereby waives and agrees not to assert and shall not use as a defense thereto the claim or defense that Nextera has an adequate remedy at law. The foregoing shall not prejudice the right of Nextera to require Executive to account for and pay over to it the amount of any actual damages incurred by Nextera as a result of any such breach.

            b. Enforcement. The Parties acknowledge that (i) the provisions of paragraphs 12 and 13 are essential to protect the business, goodwill, and trade secrets of Nextera, and (ii) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of Nextera and its business. If, however, at the time of enforcement of any or such paragraphs or any other provision of this Agreement, a court or arbitrator shall hold that the duration, scope or area restriction or any other provision hereof is unreasonable under circumstances now or then existing, the Parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted for the stated duration, scope or area.

         15. Miscellaneous Provisions.

            a. This Agreement shall be interpreted as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular party.

            b. If any party to this Agreement brings an action to enforce his or its rights hereunder, the prevailing party shall be entitled to recover his or its costs and expenses, including court costs and attorneys' fees, if any, incurred in connection with such suit.

            c. If Executive willfully breaches his obligations under this Agreement, including without limitation the obligations set forth in paragraphs 12 and 13, Nextera, in addition to its other rights and remedies, shall be permitted to discontinue any payments or benefits otherwise due Executive, and Executive shall forfeit his right to any additional payments or benefits pursuant to paragraph 2.

         16. Notices.

         Any notice, consent, waiver, demand, or other communication required or permitted to be given by or to any person pursuant to this Agreement (collectively "Notice") will be in writing, and will be given either by personal service, facsimile transmission, by certified mail, return receipt requested, or by Federal Express or similar commercial overnight courier service, to a party at the address set forth below:

         If to Nextera:
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            Nextera Enterprises, Inc.
            844 Moraga Drive
            Los Angeles, CA 90049
            Attention: Steve Fink

         With a copy to:

            Richard V. Sandler
            Maron & Sandler
            844 Moraga Drive
            Los Angeles, CA 90049

            and

            Mark S. Pulliam
            Latham & Watkins
            701 B Street, Suite 2100
            San Diego, CA 92101

         If to Executive:

            Gresham T. Brebach, Jr.
            400 Ocean Avenue
            Marblehead, MA 01945

         In the case of personal service, Notice will be deemed effective on the date of service. In all other cases, Notice will be deemed effective on the date of delivery, as shown on the return receipt or other written evidence of delivery, if any, or five (5) days after dispatch if there is not return receipt or written evidence of delivery. A party may change the address at which Notice is to be given, at any time and from time to time, by giving Notice of the new address to the other parties in accordance with this Section.

         17. Severability.

         The provisions of this Agreement are severable. If any part of this Agreement is found to be invalid or unenforceable, the other provisions shall remain fully valid and enforceable.

         18. Entire Agreement.

         This Agreement sets forth the entire agreement between Executive and Nextera, and except as expressly set forth in this Agreement supersedes the Employment Agreement and any and all prior oral or written arrangements or understandings between Employee and Nextera concerning the subject matter of this Agreement. This Agreement may not be altered, amended, or modified, except by a further writing signed by Executive and the newly-appointed Chairman of the Board, or the successor thereto, of Nextera.

         19. Executive Acknowledgments.

            a. Executive acknowledges and agrees that he has read this Agreement carefully, understands all of its terms, and agrees to those terms voluntarily.

            b. EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

            IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.
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EXECUTIVE                                    NEXTERA ENTERPRISES, INC.



/s/GRESHAM T. BREBACH, JR.                   /s/STEVEN B. FINK
-------------------------------------        -----------------------------------
Gresham T. Brebach, Jr.                      Name: Steven B. Fink
Dated:  November 30, 1999                    Title: Chief Executive Officer
                                             Dated:  November 29, 1999